UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Earliest Reported Event:  June 29, 2007

INNOVA PURE WATER, INC.

(Exact name of registrant as specified in its charter)

Florida	0-29746	59-2567034
----------------------------	----------------------------	----------------------------
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4951 Airport Parkway, Suite 500

Addison TX 75001

(Address of Principal Executive Offices) (Zip Code)

(972) 980-0486

(Registrant's telephone number, including area code)

ITEM 1.01

Entry into a Material Definitive Agreement

On June 25, 2007, the Company completed a full and final settlement agreement with Sawyer Products, Inc., et. al. and filed mutual releases and dismissal of all claims in the matter of J. Smith and M. Danzel v. Innova Pure Water, Inc. v. Sawyer Products, Inc. – Sawyer Products, Inc. v. Innova Pure Water, Inc. and J. Nohren and Rose R. Smith; Case No. 05-000538C1-07 in the Sixth Judicial Circuit Court of Pinellas County, Florida.

The Company was a plaintiff and a cross defendant in this suit originally filed by Mr. Smith and Ms. Danzel against the Company for accrued and unpaid vacation time.  The total amount was less than $10,000.  Innova counterclaimed against the former employees and their new employer, Sawyer Products, Inc., for violation of, and interference with the former employees' covenants not to compete with the Company.  In the litigation, Sawyer Products filed a claim against the Company and certain of its officers alleging breach of contract and misrepresentation in connection with certain loans Sawyer made to the Company and the issuance of warrants by the Company to Sawyer.  Sawyer was seeking damages in excess of $600,000.  The Company was seeking back royalties or lost profits, as well as damages, including punitive damages.

As a result of the settlement of this litigation, all confidential documents, proprietary information and property belonging to the Company will be recovered by the Company, all relationships between the Company and the other parties to the lawsuit will be dissolved, and the Company’s note payable to Sawyer will be cancelled.

The settlement will result in a reduction of long-term debt on the Company’s balance sheet in the amount of $188,867, and a net non-recurring gain on the Company’s statement of operations in the amount of $125,867 in the three month period ending June 30, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVA PURE WATER, INC.

June 28, 2007

By:

/s/   Don Harris

Don Harris, President,

Chief Executive Officer,

Director